SOLAR ENERGY SOURCES INC.

Suite 1400 – 1500 West Georgia Street

Vancouver, BC, Canada

V6G 2Z6

July 15, 2006

Société d’Energie Solaire S.A.

Route de Saint-Julien 129

CH – 1228 Plan-les-Ouates

Switzerland

Dear Sirs/Mesdames

Re:	Proposed Acquisition by Solar Energy Sources Inc., formerly Electric Network.com Inc. (“Solar Energy”), of Société d’Energie Solaire S.A. (“SES”)

                              We refer to the Letter of Intent dated May 15, 2006, as amended by the Letter Agreement dated June 15, 2006 (the “Term Sheet”), between Solar Energy and SES, which outlines the terms of a transaction relating to the purchase by Solar Energy of all of the issued and outstanding shares of SES.

Solar Energy is requesting that SES agree to immediately amend the terms of the Term Sheet on the terms and subject to the conditions described in this letter which, if accepted, executed and delivered by SES, will form a binding agreement between Solar Energy and SES.

The terms and conditions of this agreement are as follows:
1.	The Section entitled “Due Diligence” of the Term Sheet is hereby deleted in its entirety and replaced with the following:

“Commencing immediately, Solar Energy Sources Inc. will carry out its due diligence investigations which will include access to the intellectual property, the people and the financial records of SES under an appropriate confidentiality agreement. The transaction will either close or not, depending on the outcome of the due diligence. Solar Energy Sources Inc. must advise SES in writing whether it will proceed with the transaction on or before 5:00 p.m. on August 15th, 2006.”

2.	The Section entitled “Deposit” of the Term Sheet is hereby deleted in its entirety and replaced with the following:

“Concurrently with the signing of this Term Sheet, Solar Energy Sources Inc. will arrange for a deposit of CHF1million into a trust account. These monies will be released to SES upon the signing of a definitive Share Exchange Agreement and will be held in trust by a Geneva lawyer of reputable standing until the closing of the share exchange. In the event that SES or any vendor breaches a term of the Share Exchange Agreement, SES will forthwith return the full amount of the deposit to Solar Energy Sources Inc. or if Solar Energy Sources Inc. elects to terminate the Share Exchange Agreement or if the Share Exchange agreement is not signed by August 15th, 2006.”

D/CZM/880817.1

3.	The Section entitled “Proposed Timing” of the Term Sheet is hereby deleted in its entirety and replaced with the following:

“The objective is to negotiate a simple transaction and close it as soon as possible with minimum disruption to the Business. The parties will use their commercially reasonable best efforts to maintain the following schedule:

May 15th, 2006	Settle Term Sheet, sign Confidentiality Agreement
May 15th, 2006	Commence due diligence
August 15th, 2006	Sign Share Exchange Agreement
August 31st, 2006	Closing”
4.	All references to “Electric Network.com Inc.” set out in the Term Sheet are hereby replaced with the term “Solar Energy Sources Inc”.

With the exception of the foregoing, all of the terms and conditions of the Term Sheet remain in full force and effect.

If you agree to the above terms, kindly sign a copy of this letter signifying your approval and acceptance and return a fully executed letter to Clark Wilson LLP (Facsimile: 604-687-6314 Attention: Virgil Hlus) as soon as possible.

Your truly,

SOLAR ENERGY SOURCES INC.

Per:	/s/ John Veltheer
Authorized Signatory

The undersigned hereby agree to the foregoing terms and conditions of this agreement as of the date first written above.

SOCIÉTÉ D’ENERGIE SOLAIRE S.A.

Per:	/s/ Sandrine Crisafulli
Authorized Signatory
Name: Sandrine Crisafulli
Title: directrice

All of the shareholders of SOCIÉTÉ D’ENERGIE SOLAIRE S.A., represented by Mr. Daniel Erné who is signing this letter on their behalf.

D/CZM/880817.1

WITNESSED BY: Name Address Occupation	) ) ) ) ) ) ) ) ) )	/s/ Daniel Erne DANIEL ERNÉ

D/CZM/880817.1